FOR INVESTOR INQUIRIES, CONTACT:
Robert Houghton, Vice President – Investor Relations and Treasury
Email: robert.houghton@chrobinson.com

FOR MEDIA INQUIRIES, CONTACT:
Kristin Marchiafava, Director of Public Relations
Email: kristin.marchiafava@chrobinson.com

C.H. Robinson Names Mike Zechmeister as Chief Financial Officer

Minneapolis, Minnesota, August 12, 2019 — C.H. Robinson (Nasdaq: CHRW) announced today that Mike Zechmeister will be joining the company as Chief Financial Officer, effective September 3, 2019. Zechmeister will report to Chief Executive Officer Bob Biesterfeld.

“Mike is a seasoned and strategic public company CFO. He brings tremendous finance acumen and experience strengthening financial planning and analysis capabilities and driving growth through effective business partnership,” said Biesterfeld. “His strong background and leadership capabilities will be a valuable addition to Robinson as we continue to deliver industry-leading solutions to our customers and carriers and create value for our shareholders.”

“I would also like to thank Scott Hagen for his leadership and continuity as Interim CFO in this important transition,” added Biesterfeld. Hagen will continue serving in his capacity as Controller.

Zechmeister brings nearly three decades of finance experience to the role. He most recently served as Chief Financial Officer of United Natural Foods, Inc. (“UNFI”) (Nasdaq: UNFI), where he led organization and capability enhancements across the Finance function. During his tenure at UNFI, the company experienced significant growth both organically and via acquisitions. Prior to joining UNFI, Zechmeister spent 25 years at General Mills, where he held a variety of finance leadership roles including Vice President of Finance for the Pillsbury Division, Vice President of Finance for U.S. Retail Sales, and Treasurer.

“I am thrilled to join C.H. Robinson at this time of significant opportunity,” Zechmeister said. “Robinson is an industry leader with a strong financial position, great culture, and powerful platform for growth. I look forward to further developing the strong Finance organization and working with Bob and the leadership team to lead the company into its next phase of growth.”

Zechmeister earned a BSB degree from the Carlson School of Management at University of Minnesota and an MBA from the Kellogg School of Management at Northwestern University. He serves on the Board of Overseers for the Carlson School of Management.

About C.H. Robinson
At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 124,000 customers and 76,000 active contract carriers through our integrated network of offices and over 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Source: C.H. Robinson
CHRW-IR